Exhibit 5(a)

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

Unilever Capital Corporation
700 Sylvan Avenue
Englewood Cliffs
NJ 07632
USA

Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs
NJ 07632
USA

Unilever PLC
100 Victoria Embankment
London EC4Y 0DY
England

Unilever N.V.
Weena 455
3013 AL Rotterdam
The Netherlands

July 31, 2015

Ladies and Gentlemen:

Unilever Capital Corporation (the “Issuer”)
U.S.$500,000,000 2.100% Senior Notes due 2020  (the “2020 Notes”)
U.S.$500,000,000 3.100% Senior Notes due 2025 (the “2025 Notes” and, together with the 2020 Notes, the “Notes”)
Guaranteed (the “Guarantees”) by Unilever PLC, Unilever N.V. and Unilever United States, Inc. (“UNUS” and, together with Unilever PLC and Unilever N.V., the “Guarantors”)

We have acted as your special United States counsel in connection with the issuance by the Issuer of the Notes and the giving of the Guarantee by the Guarantors. The Notes and the Guarantees are being issued pursuant to the indenture, dated as of September 22, 2014 (the “2014 Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as successor trustee (the “Trustee”).

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

This opinion is limited to the federal law of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the 2014 Indenture, the Notes and the Guarantees, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that each of Unilever PLC and Unilever N.V. has the power to execute and deliver the 2014 Indenture and the Guarantees, and perform their respective obligations thereunder, that the 2014 Indenture and the Guarantees have been duly and validly authorized, executed and delivered by Unilever PLC under English law and by Unilever N.V. under Dutch law, that the Notes and the Guarantees conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1                                      Each of the Issuer and UNUS is a corporation validly existing and in good standing under the laws of the State of Delaware.

2                                      The 2014 Indenture has been duly authorized by each of the Issuer and UNUS, the issue and sale by the Issuer of the Notes has been duly authorized by the Issuer and the issue by UNUS of the Guarantee to be given by it has been duly authorized by UNUS.

3                                      The 2014 Indenture has been duly executed and delivered by the Issuer and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer and each Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4                                      The Notes have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5                                      The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 6-K to be submitted by Unilever N.V. on the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP